Exhibit 10.47

RESTRICTED UNIT AGREEMENT PURSUANT TO THE
ARES MANAGEMENT CORPORATION
2023 EQUITY INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is entered into as of [_____] (the “Grant Date”), by and between Ares Management Corporation, a Delaware corporation (the “Company”), and [_____] (the “Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Ares Management Corporation 2023 Equity Incentive Plan (the “Plan”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Plan, a copy of which has been delivered to the Participant, which is administered by the Committee;
WHEREAS, pursuant to Article VII of the Plan, the Committee may grant Other Share-Based Awards to Service Providers under the Plan, including restricted units that represent the right to receive Common Shares; and
WHEREAS, the Participant is a Service Provider under the Plan.
NOW, THEREFORE, the parties agree as follows:
1. Grant of Restricted Units.
Subject to the restrictions and other conditions set forth herein, the Committee hereby grants to the Participant the right to receive [_____] Common Shares (the “Restricted Units”) as of the Grant Date. Each Restricted Unit is an Other Share-Based Award under the Plan that represents an unfunded, unsecured right of the Participant to receive a Common Share on the Vesting Dates specified in Section 2.
2. Vesting and Payment.
(a) The Restricted Units shall vest in [_____] equal installments on each of [_____] (the “Vesting Dates”); provided that the Participant has not had a Termination prior to the applicable Vesting Date. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date. Except as expressly provided in Section 2(b), all unvested Restricted Units will be forfeited without compensation on the Participant’s Termination for any reason.
(b) Upon an Acceleration Event (as defined below), subject to the Participant (or the Participant’s estate, if applicable) executing and not revoking a separation and release agreement with the Company (or its designated affiliate) in the standard form then in effect (a “Release”) within 30 days following such Acceleration Event, 100% (or, if such Acceleration Event was triggered by the Participant’s death or Disability (as defined below), then 50%) of the Restricted Units that are outstanding and unvested as of such Acceleration Event shall vest immediately upon such Acceleration Event. If the Participant incurs a Termination by the Company on account of the Participant’s death, any remaining outstanding and unvested Restricted Units shall remain outstanding for 30 days following the Participant’s Termination date, and during such time the Committee may, in its sole discretion, determine to accelerate the vesting of all or a portion of such Restricted Units. If the Committee does not accelerate the vesting of any such outstanding and unvested Restricted Units, then such Restricted Units (as well as any Dividend Equivalent Payments with respect to such Restricted Units arising following the Participant’s Termination) shall be immediately forfeited without compensation as of the 30-day anniversary of the Participant’s Termination date. The date on which any Restricted Unit becomes vested pursuant to this Section 2(b) shall be the Vesting Date for such Restricted Unit.

(c) The Company shall, on or within 60 days following a Vesting Date (but in all events prior to March 15th of the calendar year following the calendar year in which the applicable Vesting Date occurs) with respect to any Restricted Unit, deliver (or cause to be delivered) to the Participant one Common Share with respect to each such vested and outstanding Restricted Unit, as settlement of such Restricted Unit and each such Restricted Unit shall thereafter be cancelled.
3. Dividend Equivalents.
With respect to ordinary cash dividends in respect of Common Shares covered by any outstanding Restricted Units, the Participant will have the right to receive an amount in cash equal to (a) the amount of any ordinary cash dividend paid with respect to a Common Share, multiplied by (b) the number of Common Shares covered by such Restricted Units, payable at the time such dividend is paid to holders of Common Shares generally (a “Dividend Equivalent Payment”). In no event shall a Dividend Equivalent Payment be made that would result in the Participant receiving both the Dividend Equivalent Payment and the actual dividend with respect to a Restricted Unit and the corresponding Common Share.
4. Restricted Unit Transfer Restrictions.
(a) Unless otherwise determined by the Committee, Restricted Units may not be Transferred by the Participant other than by will or by the laws of descent and distribution, and any other purported Transfer shall be void and unenforceable against the Company and its Affiliates.
(b) Notwithstanding anything to the contrary in this Agreement or the Plan, the Participant may not Transfer any Common Shares acquired upon settlement of Restricted Units that vest on each of the first three Vesting Dates (the “Settled Shares”) without the prior written consent of the Committee (the “Lock-Up Restriction”). The Lock-Up Restriction will automatically lapse with respect to equal installments of the Settled Shares on each 12-month anniversary of the applicable Vesting Date through [        ]. For the avoidance of doubt, the Lock-Up Restriction will no longer apply to any Settled Shares on [        ]. Any purported Transfer of Settled Shares in violation of the Lock-Up Restriction shall be void and unenforceable against the Company and its Affiliates. The Company may, in its sole discretion and following your request, waive the Lock-Up Restriction as it applies to any Settled Share and instead apply the Lock-Up Restriction to any other Common Share or other equity interest of any Ares Company (as defined in the Memorandum) that is held by the Participant.

5. Definitions.
(a) “Acceleration Event” means the Participant’s Termination by the Company without Cause or due to the Participant’s death or Disability, or the Participant’s Termination on account of the Participant’s resignation for Good Reason.
(b) “Ares Entities” means, collectively, (i) Ares Management Corporation, (ii) Ares Management GP LLC, a Delaware limited liability company, (iii) Ares Voting LLC, a Delaware limited liability company, (iv) any entity that is a subsidiary of Ares Management Corporation, and (v) any entity in which any of the foregoing directly or indirectly owns a majority interest or which any of the foregoing controls, or through which any of the foregoing directly or indirectly manages, directs or invests in a fund, investment vehicle or account, but excluding any fund, investment vehicle or account. For the avoidance of doubt, any reference in this Agreement to an Ares Entity shall include any successor entity of such Ares Entity.
(c) “Cause” means the occurrence of any of the following events or occurrences. For purposes of the definition of Cause, acts or failures to act on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Ares Entities; provided, that any mistake in judgment made by the Participant in good faith on the advice of legal counsel, any activities taken or omitted by the Participant in accordance with the direction of the investment committee of any Ares Entity, or the making of an approved portfolio investment whether or not successful, in each case, shall not be deemed a willful act or failure to act on the Participant’s part for purposes of determining whether Cause exists. Notwithstanding any other definition of “cause” (or term of similar import) in any other agreements between the Participant and any Ares Entity, the following definition of Cause shall control in all events with respect to the Restricted Units:
(i) the Participant’s failure to devote substantially all of the Participant’s working time and efforts to the business and affairs of the Ares Entities and any fund, investment vehicle or account directly or indirectly managed, directed or invested by an Ares Entity (collectively, the “Funds”) on a full-time basis, other than reasonable vacation time and personal days, in each case that do not interfere in any material respect with the Participants’ duties to the Ares Entities or to the Funds;
(ii) the Participant becoming convicted of, or pleading guilty or no contest to, a felony;
(iii) the Participant becoming subject to any order, judgment or decree (whether entered by consent or after trial or adjudication) of any court, governmental agency or regulatory authority (including, without limitation, the Securities and Exchange Commission or state securities commissions) involving a material violation of federal or state securities laws or any rules or regulations thereunder that materially censures or imposes any material sanctions on the Participant in connection with investment advisory securities related activities or that enjoins, bars, disqualifies, suspends or otherwise limits the Participant from engaging in any investment-related or securities-related activities (an “Order”);
(iv) the Participant’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of the Participant’s duties in connection with the performance of any service for or on behalf of any Ares Entity or for or on behalf of any Fund that materially injures the reputation, business or a business relationship of any Ares Entity;
(v) the Participant’s intentional failure to comply with any lawful and written (including via email) material directive of the Board, the Executive Management Committee of the Company or any successor(s) thereto, or an investment committee of any Ares Entity;
(vi) the Participant’s (x) material violation of the Code of Ethics for any Ares Entity, or (y) taking of any improper action or the intentional omission to take any proper action, in each case, which has the effect of materially injuring the reputation, business or a business relationship of an Ares Entity;
(vii) the Participant’s violation of any material written policies adopted by any Ares Entity governing the conduct of executives performing services on behalf of such Ares Entity, which violation materially injures the reputation, business or business relationship of any Ares Entity; or
(viii) the Participant’s material breach of any material agreement entered into between the Participant and any Ares Entity (including the restrictive covenants in the Memorandum).
(d) “Disability” means the Participant’s inability to substantially perform his essential duties with the applicable Ares Entities for a period of 90 consecutive days or for a total of 90 days (including weekends and holidays) during any 12-month period as a result of any mental or physical illness, disability, or incapacity, whether totally or partially. Any question as to the existence of the Participant’s Disability as to which the Participant and the applicable Ares Entity cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the applicable Ares Entity.
(e) “Good Reason” means any of the following events or occurrences, in each case, without the Participant’s written consent (each or any a “Good Reason Trigger”):
(i) A material diminution of the Participant’s title, duties, responsibilities or authorities as [____] of Ares Management Corporation;
(ii) A reduction in the Participant’s Allocation Percentage (as defined in the Memorandum), other than in connection with an ARCC Incentive Fee Reduction (as defined in the Memorandum);
(iii) A material breach of this Agreement by the Company; or
(iv) The relocation of the Participant’s principal office outside the area that comprises a [__]-mile radius from [____].
In order for an event or occurrence to qualify as a Good Reason Trigger, the Participant must (x) give the Company a signed written notice of the existence of Good Reason and the particular circumstances constituting the basis for the Participant’s resignation or right to resign, as applicable, with Good Reason within 30 calendar days after the Participant obtains actual knowledge of any circumstance having occurred, (y) allow the Company 30 calendar days from receipt of such notice to cure the same, and (z) if the Company fails to cure such circumstance, if applicable, resign the Participant’s employment no later than (1) if the Company provides notice that it will not cure such circumstance, the 15th calendar day following such notice, and (2) otherwise, the 75th calendar day after the Participant first obtains knowledge of such circumstance. For the avoidance of doubt, an ARCC Incentive Fee Reduction shall not qualify as a Good Reason Trigger.
(f) “Memorandum” means that certain Memorandum, effective as of [    ], between the Participant and the Company.
6. Rights as a Stockholder.
The Participant shall have no rights as a stockholder with respect to Common Shares covered by Restricted Units.
7. Provisions of Plan Control.
This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Any amendment or other modification of the terms of the Restricted Units granted hereunder shall be subject to the terms of the Plan; provided, that, notwithstanding any provision of the Plan to the contrary, in no event shall any such amendment or other modification adversely affect the rights of the Participant without the Participant’s consent.
8. Notices.
All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made:

(a) Unless otherwise specified by the Company in a notice delivered by the Company in accordance with this section, any notice required to be delivered to the Company shall be properly delivered if delivered to:
Ares Management Corporation
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: General Counsel
(b) If to the Participant, to the address on file with the Company.
Any notice, demand or request, if made in accordance with this section shall be deemed to have been duly given: (i) when delivered in person; (ii) when sent by electronic mail; (iii) three days after being sent by United States mail, or foreign equivalent; or (iv) on the first business day following the date of deposit if delivered by a nationally or internationally recognized overnight delivery service.
9. No Right to Employment or Services.
This Agreement is not an agreement of employment or services. None of this Agreement, the Plan or the grant of Restricted Units shall (a) obligate the Company to employ or otherwise retain, or to continue to employ or otherwise retain, the Participant for any specific time period or (b) modify or limit in any respect the Company’s or its Affiliates’ right to terminate or modify the Participant’s employment, services or compensation.
10. Transfer of Personal Data.
The Participant authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to the Restricted Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.
11. Withholding.
The Participant hereby authorizes the Company, or an Affiliate thereof to which the Participant provides services, to satisfy applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Agreement or the Plan by withholding from the proceeds of the sale of Common Shares acquired upon settlement of the Restricted Units either through a voluntary sale authorized by the Company or through a mandatory sale arranged by the Company or any of its Affiliates on the Participant’s behalf pursuant to this authorization, to cover the amount of such Tax-Related Items. The Participant further authorizes the Company or the applicable Affiliate to take such action as may be necessary in the opinion of the Company or the applicable Affiliate to withhold from any compensation or other amount owing to the Participant to satisfy all obligations for the payment of such Tax-Related Items. Without limiting the foregoing, the Committee may, from time to time, permit the Participant to make arrangements prior to any Vesting Date described herein to pay the applicable Tax-Related Items in a manner prescribed by the Committee prior to the applicable Vesting Date, including by cash, check, bank draft or money order. The Participant acknowledges that, regardless of any action taken by the Company or any of its Affiliates the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates. The Company may refuse to issue or deliver the Common Shares or the proceeds from the sale of Common Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
12. Dispute Resolution.

(a) The exclusive remedy for determining any and all disputes, claims or causes of action, in law or equity, arising out of or related to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof will, to the fullest extent permitted by law, be determined by: (i) the dispute resolution provisions in any employment, consulting agreement, or similar agreement, between the Company or any of its Affiliates and the Participant or, if none, (ii) the Company’s or any of its Affiliates’ mandatory dispute resolution procedures as may be in effect from time to time with respect to matters arising out of or relating to the Participant’s employment or service with the Company or, if none, (iii) by final, binding and confidential arbitration in New York, New York, before one arbitrator, conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor. If disputes are settled pursuant to prong (iii) of this Section 12, Section 12(b) shall apply.
(b) Disputes shall be resolved in accordance with the Federal Arbitration Act, 9 U.S.C. §§1–16, and JAMS’ Employment Arbitration Rules and Procedures then in effect. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. This agreement to resolve any disputes by binding arbitration extends to claims by or against the Company or any of its Affiliates or any of their respective past or present representatives and applies to claims arising out of federal, state and local laws, including claims of alleged discrimination on any basis, as well as to claims arising under the common law. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any proceeding to enforce the arbitration award, will be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including the arbitrator’s compensation), expenses and attorneys’ fees. If no party entirely prevails in such arbitration or proceeding, the arbitrator or court shall apportion an award of such fees based on the relative success of each party. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail.
13. Section 409A.
The Restricted Units are intended to comply with or be exempt from the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent; provided, that the Company does not guarantee to the Participant any particular tax treatment of the Restricted Units. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. Dividend Equivalent Payments shall be treated separately from the Restricted Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

14. Miscellaneous.
(a) Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
(b) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
(c) Counterparts; Electronic Acceptance. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one contract. Alternatively, this Agreement may be granted to and accepted by the Participant electronically.
(d) Interpretation. Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the Plan or this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.
(e) No Strict Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(f) Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
15. Language.
If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16. Clawback.
Notwithstanding any provision in this Agreement or the Plan to the contrary, to the extent required by (a) any applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards, and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Common Shares issued or any benefits received hereunder shall be subject to clawback, rescission, payback, reduction, forfeiture, repurchase, recoupment, cancellation, remuneration adjustment and/or other similar action to the extent necessary to comply with any such law(s) and/or policy of the Company or any of the Company’s Affiliates. The Participant’s acceptance of an Award will constitute:

(i) the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any applicable Company, or any of the Company’s Affiliate’s, clawback or similar policy that may apply to the Participant, whether adopted before or after the date of grant, and any applicable law relating to clawback, rescission, payback, reduction, forfeiture, repurchase, recoupment, cancellation, remuneration adjustment and/or other similar action of compensation, and (ii) the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law without further consideration or action.
17. NO ACQUIRED RIGHTS.
THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; (C) NO PAST GRANTS OR AWARDS (INCLUDING THE RESTRICTED UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER; (D) THE PLAN AND THIS AGREEMENT DO NOT FORM PART OF THE TERMS OF THE PARTICIPANT’S EMPLOYMENT; AND (E) BY PARTICIPATING IN THE PLAN AND RECEIVING AN AWARD PURSUANT TO THIS AGREEMENT, THE PARTICIPANT WAIVES ALL RIGHTS TO COMPENSATION FOR ANY LOSS IN RELATION TO THE PLAN OR THIS AGREEMENT, INCLUDING ANY LOSS OF RIGHTS IN ANY CIRCUMSTANCES INCLUDING TERMINATION OF EMPLOYMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ARES MANAGEMENT CORPORATION

Dated:	By:
Name:
Title:

Participant Name: [_____]